Exhibit 4(a)(5)

                              TRIPARTITE AGREEMENT

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, (the "Agreement") dated as of August 14, 1998, among TEXFI INDUSTRIES, INC. (the "Company"), FIRST UNION NATIONAL BANK, FORMERLY KNOWN AS FIRST UNION NATIONAL BANK OF NORTH CAROLINA, ("Resigning Trustee") and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION a national banking association with its principal office in Minneapolis, Minnesota ("Successor Trustee").

FIRST: The Company and the Resigning Trustee have entered into an Indenture dated as of September 8, 1993, as supplemented by the First Supplemental Indenture dated as of March 10, 1995 and by the Second Supplemental Indenture dated as of March 15, 1996 (collectively, the "Indenture") related to the issuance of $34,500,000 in initial principal amount of the Company's 8 3/4% Senior Subordinated Debentures due August 1, 1999;

SECOND: Section 7.08 of the Indenture provides that the Resigning Trustee may at any time resign and be discharged of the trusts created by the Indenture by giving written notice thereof to the Company;

THIRD: Section 7.08 of the Indenture further provides that if the trustee shall resign, the Company shall promptly appoint a Successor Trustee;

FOURTH: The Resigning Trustee desires to resign and the Company desires to appoint the Successor Trustee as Trustee, Paying Agent, Registrar and Agent for Service of Notices to succeed the Resigning Trustee in these capacities under the Indenture;

FIFTH: The Successor Trustee is willing to accept the appointment as Trustee, Paying Agent, Registrar, and Agent for Service of Notices subject to certain terms and conditions;

NOW, THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. ACCEPTANCE OF RESIGNATION OF RESIGNING TRUSTEE; APPOINTMENT OF SUCCESSOR TRUSTEE. The Company accepts the resignation of the Resigning Trustee as Trustee, Paying Agent Registrar, and Agent for Service of Notices and, pursuant to the authority vested in it by Section 7.08 of the Indenture, the Company hereby appoints the Successor Trustee as Successor Trustee, Paying Agent, Registrar and Agent for Service of Notices under the Indenture with all of the rights, powers and duties heretofore vested in the Resigning Trustee under the Indenture, such appointment to become effective at the close of business on August 14, 1998 (the "Effective Date").

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2. COMPANY REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Successor Trustee that:

      a. It is duly organized and validly existing;

      b. It has not entered into any amendment or supplement to the Indenture, other than the First and Second Supplemental Indentures identified above, and therefore the Indenture is in full force and effect;

      c. It has performed and fulfilled each covenant and condition on its part to be performed or fulfilled under the documents executed in connection with the Indenture (the "Documents");

      d. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default under, any contract, agreement, indenture or other instrument (including, without limitation, its certificate of incorporation and by-laws) to which it is a party or by which it or its property is bound, or any judgment, decree or order of any court or governmental agency or regulatory body or law, rule or regulation applicable to it or its property; and

      e. The Company represents and warrants to the Successor Trustee that the securities were validly issued.

3. RESIGNING TRUSTEE REPRESENTATIONS AND WARRANTIES. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

      a. No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or to the best of the knowledge of the Resigning Trustee by the securityholders of the percentage in aggregate principal amount of the securities required by the Indenture to effect any such waiver;

      b. There is no action, suit or proceeding pending or, to the best of the knowledge of the Resigning Trustee threatened, against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture;

      c. It has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all Documents relating to the trusts created by the Indenture (the "Trusts") and all information in the possession of its corporate trust administration department relating to the administration and

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      status of the Trusts and will furnish to the Successor Trustee such
      Documents or information on or before the Effective Date;

      d. To the best of its knowledge, it has lawfully discharged its duties as Trustee, Paying Agent, Registrar and Agent for Service of Notices under the Indenture;

      e. The Indenture has not been amended or modified and is in full force and effect except as noted;

      f. It agrees to pay or indemnify the Successor Trustee and save the Successor Trustee harmless from and against any and all costs, claims, liabilities, losses or damages whatsoever (including the reasonable fees, expenses and disbursements of the Successor Trustee counsel and other advisors) that the Successor Trustee might suffer or incur as a result of the Successor Trustee accepting appointment and acting as Successor Trustee under the Indenture arising out of actual, alleged or adjudicated actions or omissions of the Resigning Trustee. The Resigning Trustee will furnish to the Successor Trustee, promptly after receipt, all papers with respect to any action the outcome of which would make the indemnity provided for in this paragraph operative. The Resigning Trustee will have the right to elect to provide its own defense in any such action; and

      g. The Resigning Trustee certifies $34,391,000 in principal amount on the Senior Subordinated Debentures is outstanding and interest has been paid through February 1, 1998.

4. SUCCESSOR TRUSTEE REPRESENTATION AND WARRANTY. The Successor Trustee represents and warrants to the Resigning Trustee and the Company that:

      a. it is eligible to serve as Trustee, Paying Agent, Registrar and Agent for Service of Notices under the Indenture and the Trust Indenture Act of 1939, as amended (the "Act") and under the Rules of the New York Stock Exchange;

      b. it will maintain at all times an office south of Chambers Street in the Borough of Manhattan, City of New York.

5. ACCEPTANCE BY SUCCESSOR TRUSTEE. The Successor Trustee hereby accepts, effective at the close of business on the Effective Date, its appointment as Successor Trustee, Paying Agent, Registrar and Agent for Service of Notices and assumes all rights, powers and duties of the Trustee under the Indenture. The Successor Trustee will perform said rights, powers and duties upon the terms and conditions set forth in the Indenture.

6. ASSIGNMENT ETC. BY RESIGNING TRUSTEE. Effective at the close of business on the Effective Date, the Resigning Trustee hereby confirms, assigns, transfers, delivers and

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conveys to the Successor Trustee, as Successor Trustee, Paying Agent, Registrar
and Agent for Service of Notices under the Indenture, upon the Trusts expressed in the Indenture, all rights, powers and trusts, which the Resigning Trustee, as Trustee, Paying Agent, Registrar and Agent for Service of Notices now holds under and by virtue of the Indenture, and effective as of such date does hereby pay over to the Successor Trustee under the Indenture, any and all property and moneys held by the Resigning Trustee under and by virtue of the Indenture, subject nevertheless to the lien provided by Section 7.07 of the Indenture.

7. ADDITIONAL DOCUMENTATION. The Company and the Resigning Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee, as Successor Trustee, Paying Agent, Registrar and Agent for Service of Notices under the Indenture, said rights, powers and trusts, agrees, upon reasonable request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required for more fully and certainly vesting and confirming to the Successor Trustee all rights, powers and trusts which the Resigning Trustee now holds under and by virtue of the Indenture.

8. CAPITALIZED TERMS. All capitalized terms in this Agreement shall have the meanings ascribed to them in the Indenture unless this Agreement specifically provides otherwise.

9. CHOICE OF LAWS/VENUE. This Agreement shall be governed by North Carolina law. The Company, the Resigning Trustee and the Successor Trustee consent to the personal jurisdiction of the state and federal courts located in the State of North Carolina in connection with any controversy related to this Agreement and waive any argument that venue in such forums is not convenient.

10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all counterparts shall constitute but one and the same agreement.

11. SURVIVAL OF COMPANY'S OBLIGATIONS TO RESIGNING TRUSTEE. Nothing contained in this Agreement shall in any way affect the obligations of the Company to the Resigning Trustee under the Indenture or any lien created thereunder.


                   THE REMAINDER OF THIS PAGE IS PURPOSEFULLY LEFT BLANK

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12. NOTICES. All notices, whether faxed or mailed will be deemed received when sent pursuant to the following instructions:

TO FIRST UNION NATIONAL BANK:

Rita Peterman
Assistant Vice President
Default Administration
Corporate Trust Group
First Union National Bank
NC 1179
230 South Tryon Street, Ninth Floor
Charlotte, NC  28288-1179
FAX:  (704) 374-6682
TELEPHONE:  (704) 374-2048


TO NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION:

Gavin Wilkinson
Vice President
Corporate Trust Services
Norwest Bank Minnesota, National Association
Sixth and Marquette
Minneapolis, MN  55479-0069
FAX:  (612) 667-9825
TELEPHONE:  (612) 667-2387


TO TEXFI INDUSTRIES, INC.:

Robert P. Ambrosini
Executive Vice President and Chief Financial Officer
Texfi Industries, Inc.
1430 Broadway
New York, NY  10018
FAX: (212) 930-7208
TELEPHONE:  (212) 930-7200


IN WITNESSETH WHEREOF, Texfi Industries, Inc., First Union National Bank and Norwest Bank Minnesota, National Association have executed this Agreement as of the dates set forth below.

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TEXFI INDUSTRIES, INC.


By /s/ Robert P. Ambrosini
   ------------------------

   Its:  EVP and CEO          Date: 8/13/98
        -------------------        ---------

FIRST UNION NATIONAL BANK


By /s/ Rita E. Peterman
   ------------------------

   Its:  Asst. Vice President    Date: 8/13/98
        ---------------------         ---------

NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION


By /s/ Gavin Wilkinson
   ------------------------

   Its:  Vice President       Date: 8/14/98
        -------------------        ---------

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